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                                                                   EXHIBIT 10.46

                                LICENSE AGREEMENT

This License Agreement (this "Agreement") is made to be effective as of January 7, 2003 (the "Effective Date"), by and between R.G. Barry Corporation, an Ohio corporation having its principal business offices located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147, United States of America ("Licensor"), R.G. Barry International, Inc., an Ohio corporation having its principal business offices located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147, United States of America ("International"), Barry (G.B.R.) Limited, a business entity organized under the laws of Great Britain having its principal business offices located at Lockhill Factory, 162 High Street, Street, Somerset, England BA160NH ("UK Licensee"), and GBR Limited, a business entity organized under the laws of Great Britain and having its principal business offices located at Lockhill Factory, 162 High Street, Somerset, England BA160NH ("GBR Limited"). GBR Limited shall be a party to this Agreement solely for the purposes of (1) agreeing to the termination of the April 9, 2000 Agreement (as hereinafter defined), as provided in Section 1(a) of this Agreement, and (2) agreeing to execute an Unconditional Guaranty, in the form attached as Exhibit C to this Agreement, for the benefit of Licensor, of certain of the payment obligations of UK Licensee to Licensor, as provided in Section 1(b) of this Agreement. International shall be a party to this Agreement solely for the purpose of agreeing to the assignment and transfer of assets and obligations of International's Paris office, as provided in Section 2(c) of this Agreement.

                                   BACKGROUND

A. Licensor manufactures, markets and sells throughout the world a wide range of branded and privately labeled comfort footwear products.

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B. UK Licensee markets and sells comfort footwear under Licensor's brands in the
United Kingdom and the Republic of Ireland, and other, private labeled, products in the United Kingdom and elsewhere.

C. During the period commencing as of April 9, 2000 and continuing through the Effective Date, Licensor and UK Licensee have been, along with GBR Limited, parties to that certain Agreement, dated as of April 9, 2000 (the "April 9, 2000 Agreement"), pursuant to which UK Licensee was organized for the purpose of distributing slippers manufactured by Licensor, GBR Limited and others within a territory including the United Kingdom and the Republic of Ireland.

D. Licensor and UK Licensee, along with GBR Limited, desire to terminate the April 9, 2000 Agreement, and Licensor and UK Licensee desire to enter into a new business relationship pursuant to which Licensor will grant licenses to UK Licensee and to Comfort Group (as hereinafter defined) to make, have made, use, import, offer and sell within the Territory (as hereinafter defined) certain products within certain of Licensor's product lines and for Comfort Group to assume the bulk of International's operation located in Paris, France (the "Paris Operation"), all according to the terms and conditions set forth below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties contained herein, Licensor and UK Licensee (and GBR Limited, for the limited purposes of Section 1 hereof, and International, for the limited purposes of Section 2(c) hereof), and, once formed and upon its execution of this Agreement, Comfort Group, agree as follows, each intending to be legally bound hereby.


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Section 1.  TERMINATION OF THE APRIL 9, 2000 AGREEMENT; EXECUTION OF
            UNCONDITIONAL GUARANTY.

         (a) Licensor, UK Licensee and GBR Limited hereby agree that, as of the Effective Date hereof, the April 9, 2000 Agreement is hereby terminated and, with the two exceptions (i) and (ii) set forth below in this Section 1(a), shall be of no effect:

                  (i) notwithstanding the termination of the April 9, 2000 Agreement, UK Licensee shall, on or before the date that it executes this Agreement, pay to Licensor all amounts owed by UK Licensee to Licensor under the April 9, 2000 Agreement for products purchased from Licensor, as well as for processing fees, as provided by Section 6(b) of the April 9, 2000 Agreement, and royalty fees, as provided by Section 5(b) of the April 9, 2000 Agreement, and such payment obligations shall survive the termination of the April 9, 2000 Agreement.
                  (ii) notwithstanding the termination of the April 9, 2000 Agreement, respecting products to be sold by UK Licensee for the Spring 2003 fashion season, the provisions of Section 4(a) and of Section 6(b) of the April 9, 2000 Agreement shall be applicable.

         (b) GBR Limited hereby agrees to execute, on the date that it executes this Agreement, an Unconditional Guaranty, in the form attached as Exhibit C to this Agreement, of UK Licensee's obligations to pay to Licensor the Initial License Fee (as hereinafter defined).

Section 2.  TRANSITIONAL ITEMS.

         (a) During the period commencing on the Effective Date, and ending upon May 30, 2003 (the "Transition Period"), Licensor shall have the right to sell certain aged inventory of the

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Products (as hereinafter defined) within the Territory, and such sales shall not be deemed to be a breach of this Agreement.

         (b) Prior to May 1, 2003, UK Licensee shall take action to organize a single-shareholder limited liability company under, and in compliance with, French law in the name of "Comfort Group, S.A.R.L." or "Comfort Group, E.U.R.L." (hereinafter, "Comfort Group"), which limited liability company shall be organized as a wholly-owned subsidiary of UK Licensee. Once UK Licensee has received governmental certification of registration of Comfort Group, UK Licensee shall (i) provide a copy of such certification to Licensor and (ii) cause Comfort Group to execute this Agreement, to become a party to this Agreement and to assume and become responsible for all obligations of Comfort Group specified in this Agreement. On or before May 1, 2003, UK Licensee shall deliver to Licensor written evidence that Comfort Group has become a party to this Agreement. Even prior to the execution of this Agreement by Comfort Group, this Agreement shall constitute a legally enforceable agreement among Licensor, International, UK Licensee and GBR Limited.

         In the event that UK Licensee is unable to complete the organization and registration of Comfort Group as provided above, such failure shall not constitute a default by UK Licensee hereunder; provided, however, that UK Licensee shall be obligated to perform all of the obligations of Comfort Group provided hereunder.


         (c) After the organization of Comfort Group and on or before June 1, 2003, the parties hereto shall arrange for International to irrevocably assign and transfer to Comfort Group those assets of the Paris Operation, including those certain employment agreements and/or relationships between International and those employees in its Paris office whose names are set forth on Exhibit E attached hereto (the "Transferred Employees"), all customer lists for

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International's Paris office, the vehicle leases for International's Paris office and certain office furniture and equipment used in International's Paris office, with such assignment and transfer to be evidenced by appropriate agreements and documents of conveyance and assignment. Each of Exhibit F (Vehicle Lease Agreements To Be Assigned), Exhibit G (Personal Property Assets To Be Conveyed), and Exhibit H (Customer List) attached hereto shall be completed by Licensor and provided to UK Licensee on or before January 31, 2003. The parties hereto hereby acknowledge that none of the assets to be assigned pursuant to this Section 2(c) is a right in intellectual property, including, without limitation, rights in trademarks or product designs. International shall receive as consideration for such transaction involving the transfer to Comfort Group of an ongoing business the One Hundred Thousand Dollars ($100,000.00) payment by UK Licensee referenced in Section 11(a)(i) hereof. Such payment amount was negotiated and agreed upon by Licensor and UK Licensee. Licensor shall defend, indemnify and hold harmless UK Licensee and Comfort Group, and the directors, officers, shareholders, employees and agents of each of them, from all losses and expenses incurred in connection with any legal action or claim arising out of or otherwise connected with International's operation of the Paris Operation prior to the effective date of the assignment transaction described in this Section 2(c).

                  The parties acknowledge and agree that:

                           (i) in accordance with EC Directive (European Directive) 77/187 (known as the Acquired Rights Directive), as subsequently enacted into French law by statute or common law or otherwise ("the Relevant Provisions"), the contracts of employment between International and each of the Transferred Employees will transfer to Comfort Group; and

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                           (ii) Licensor shall indemnify and keep Comfort Group
                           and UK Licensee indemnified against all costs, claims, losses, liabilities and expenses which Comfort Group may incur:

                                    (A) arising out of or in connection with any claim made by a Transferred Employee which relates to his employment by International prior to the effective date of assignment;

                                    (B) in relation to anything done or omitted to be done before the effective date of assignment by International by way of consultation with, or the provision of information to, any persons employed by International prior to the effective date of assignment, or any trade union or elected representatives of any such persons, which Comfort Group may incur pursuant to the Relevant Provisions; and

                                    (C) in the event that a person who is not a Transferred Employee at the effective date of assignment is held to be or it is held that he should have been employed by Comfort Group as a consequence of the Relevant Provisions. For the avoidance of doubt, this provision shall include but is not limited to, Thierry Civetta.

Other than as described in the two immediately preceding sentences, UK Licensee and Comfort Group shall assume all liabilities associated with the employment agreements/relationships and vehicle leases assigned pursuant to the assignment transaction described in this Section 2(c) arising on or after the effective date of such assignment.



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                  Notwithstanding such transfer of certain assets and
liabilities of the Paris Operation, International shall deliver all orders for products for the Spring 2003 fashion season from such listed customers which orders were accepted by International prior to the closing of the described assignment transaction, and International shall have the rights to collect all amounts owed to it by such customers for products delivered.

         (d) In the event that either UK Licensee and/or GBR Limited, acting in its sole discretion, purchases from Licensor any products remaining after the Spring 2003 fashion season and warehoused at Licensor's warehouse and distribution facility in Wales (the "Wales Facility"), such purchaser (UK Licensee or GBR Limited) shall purchase such products at a price equal to Licensor's standard costs for such products, in addition to any duties and/or quota fees paid by Licensor respecting such products and any freight expense incurred by Licensor to transport the products to the Wales Facility. The price to be paid by such purchaser shall be F.O.B. Licensor's Wales Facility, and such purchaser shall be responsible for paying all freight expenses to transport such products between Licensor's Wales Facility and UK Licensee's facility. Licensor shall provide thirty (30) days payment terms for the purchases described in this paragraph. "Licensor's standard costs" shall mean Licensor's actual costs reasonably attributable to the manufacture of such products, as determined by Licensor. The re-sale of the products described in this Section 2(d) by UK Licensee, Comfort Group (or GBR Limited) shall be included within the definition of Net Sales for purposes of determining Royalty Fees under Section 11 hereof.

         (e) Licensor intends to close the Wales Facility during 2003. Licensor intends to terminate the employment of Licensor's employees at the Wales Facility on or before May 30, 2003. Licensor shall indemnify and hold harmless UK Licensee and GBR Limited, and the

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directors, officers, shareholders, employees and agents of each of them, from all losses and expenses incurred in connection with any legal action or claim arising out of or otherwise connected with Licensor's termination of the employment of Licensor's employees at the Wales Facility.

Section 3.  DEFINITIONS.
         (a) As used herein, "the Territory" shall mean the geographic area included within the following countries: United Kingdom, Republic of Ireland, and France. In addition, "the Territory" shall be deemed to include the rights to sell and export the Products to the customers listed below for delivery to such customers at the customers' facilities located within the associated countries listed below opposite such customers:

               Country                         Customer
               -------                         --------
               Belgium                         Cora
               The Netherlands                 Cora
               Luxemburg                       Cora
               Spain                           Continente
               Germany                         Wal-Mart (Germany)
               Greece                          John Haidopoulos Import-Export.

In the event that UK Licensee desires to propose additional countries for inclusion within the Territory, UK Licensee shall provide to Licensor written notice of such proposed additional country(ies), along with UK Licensee's business plan for such country(ies). Licensor shall, in its sole discretion, determine whether or not it desires to accept UK Licensee's proposal and shall communicate such determination to UK Licensee in writing, and such communication shall become part of this Agreement.

         (b) As used herein, the "Products" shall be defined to include the products in Licensor's "Dearfoams" and "Barry Comfort" product lines (the "Product Lines") for the fashion

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seasons occurring during the Term hereof. "Products" shall not be deemed to include any products manufactured by Licensor under private labeling agreements with third parties pursuant to which goods manufactured by Licensor are produced under the third party's trademark(s). In the event that Licensor establishes one or more product lines other than the Product Lines and UK Licensee communicates its desire to Licensor to amend the Agreement to add the products in such new product line(s) to those Products licensed hereunder, Licensor shall, in its sole discretion, determine whether or not it desires to agree to such amendment hereof and shall communicate such determination to UK Licensee in writing, and such communication shall become part of this Agreement.

         (c) As used herein, the "Licensed Business" shall be defined to mean the business involving the sale of the Products operated by UK Licensee and the business involving the sale of Products by Comfort Group under this Agreement.

         (d) As used herein, "Net Sales" shall mean the consolidated total sales of the Products, and the consolidated total sales of any other comfort footwear products (other than the Suede Products, as defined below) sold within the Territory, by UK Licensee and by Comfort Group (at invoiced wholesale prices, less returns and less customer discounts actually applied or taken by the customer) during the applicable time period.

                  In the event that UK Licensee and/or Comfort Group sell suede footwear products (the "Suede Products") under trademarks not included in the Intellectual Property (as defined in Section 14(a) hereof), such sales shall not be included within the definition of Net Sales.

                  In the event that UK Licensee and/or Comfort Group sell suede footwear products under any of the trademarks included in the Intellectual Property either within or outside of the Territory, such sales shall be included within the definition of Net Sales.


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         (e) As used herein, "Licensed Rights" shall mean those proprietary rights comprising Licensor's Intellectual Property necessary to make and sell the Products in the Territory under this Agreement, as listed in Exhibit D attached hereto, including know-how, product designs (whether or not patented or registered), trademarks and service marks (whether or not registered) and including any other proprietary rights which Licensor has or may claim to have in the Products.

Section 4. TERM. The term (the "Term") of this Agreement shall commence upon the Effective Date and, if not earlier terminated pursuant to the provisions of
Section 15 hereof and if not renewed pursuant to the provisions of Section 5 hereof, shall expire on May 31, 2008.

Section 5. RENEWAL. In the event that each of UK Licensee and Comfort Group has been in substantially full compliance with this Agreement throughout the Term of this Agreement and UK Licensee and Comfort Group desire that the Term of this Agreement be renewed for one additional five (5) year renewal term, UK Licensee and Comfort Group shall, on or before February 28, 2007, provide to Licensor a detailed written business plan specifying UK Licensee's and Comfort Group's proposed actions to further develop the Licensed Business during such renewal term and their projections and expectations respecting such further development of the Licensed Business during such renewal term. Additionally, UK Licensee and Comfort Group shall respond promptly to any of Licensor's inquiries respecting such business plan. After reviewing such business plan, Licensor shall have the right, in its sole discretion, to decide whether to grant the renewal of this Agreement for one additional five (5) year renewal term and shall, on or before May 31, 2007, communicate to UK Licensee and Comfort Group in writing its decision respecting the grant of such renewal. The grant of such renewal shall be evidenced by

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the execution by the parties of a renewal License Agreement substantially in the form of this Agreement, with the following exceptions:

         (a) Sections 1 and 2 of this Agreement in the form set forth herein will not be included in the renewal License Agreement;

         (b) Section 11(a) regarding the Initial License Fee will not be included in the renewal License Agreement;

         (c) The provisions of the renewal License Agreement respecting Royalty Fees may be different than those provisions set forth in Sections 11(b), (c) and (d) hereof;

         (d) The provisions of the renewal License Agreement regarding advertising support will be different than those provisions set forth in Section 12 hereof.

Section 6. GRANT OF LICENSED RIGHTS. Licensor hereby grants (a) to UK Licensee the right and license, during the Term of this Agreement, to use the Licensed Rights to make, have made, use, import, offer and sell the Products solely within the United Kingdom and the Republic of Ireland, and (b) to Comfort Group the right and license, during the Term of this Agreement, to use the Licensed Rights to make, have made, use, import, offer and sell the Products solely within France and to certain customers located within certain other European countries, as set forth in Section 3(a). Subject to the exceptions provided by
Section 1(a)(ii) and Section 2(a) hereof and, during the Term of this Agreement as long as each of UK Licensee and Comfort Group is in substantially full compliance with the provisions of this Agreement, Licensor shall not (a) sell the Products for delivery to customers located within the Territory, or (b) grant a license to any third party to use the Licensed Rights to make, have made, use, import, offer and sell the Products within the Territory.


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Section 7.  LICENSOR'S OBLIGATIONS. During the Term of this Agreement, Licensor shall:

         (a) Assist, at no additional cost, UK Licensee and Comfort Group by identifying, and in using, Licensor's manufacturing sources, including assistance in the areas of manufacturing know-how, product procurement, negotiation and quality assurance.

                  It is acknowledged and agreed by the parties hereto that UK Licensee and Comfort Group shall have the right to contract with the manufacturing facilities/entities of their choosing in order to purchase inventories of products, including the Products. Each of UK Licensee and Comfort Group agrees that, in the event that it decides to use Licensor's agent in Hong Kong to assist it in the procurement and negotiation of the terms related to manufacture of a particular order of products, it shall not separately become involved in communications with any manufacturing sources for procurement or negotiation of such order of products, but shall restrict its communications respecting such order of products solely to Licensor's Hong Kong-based agent. UK Licensee and Comfort Group acknowledge that, the failure of either of them to fully comply with the immediately preceding provision could result in damage to the sourcing relationship(s) with manufacturers of Licensor and Licensor's Hong Kong-based agent.

                  It is acknowledged by the parties hereto that all agreements with manufacturers of products to be procured for UK Licensee or Comfort Group shall be entered into directly by UK Licensee and/or Comfort Group with such manufacturers and that UK Licensee and Comfort Group, which will be solely responsible for payments under such agreements, will be required to establish letter of credit facilities in connection with such payment arrangements.

         (b) Permit UK Licensee and Comfort Group to use Licensor's Intellectual Property (as defined in Section 14(a) and as listed in Exhibit D) in compliance with the provisions of Section 14 hereof.

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         (c) Permit UK Licensee and Comfort Group to continue to make, have made, use, import, offer and sell all existing Product Lines and any new products added by Licensor to such existing Product Lines.

         (d) Assist, at no additional cost, UK Licensee and Comfort Group by consulting with the representatives of same respecting product design and specifications, by assisting with the preparation of product specification packages, and by assisting with the preparation of product and sales samples.

         (e) In the event that UK Licensee or Comfort Group desires to purchase Products from Licensor's Mexican manufacturing facility, Licensor will sell such Products to such party at a price reflecting Licensor's standard costs (including the overheard attributable to Licensor's manufacture of such Products), F.O.B. shipping point.

         (f) In the event that (i) UK Licensee desires to obtain from Licensor the ability to access and to use Licensor's ASI 400 technical infrastructure and data processing system (the "System") to support the sales and distribution operations of UK Licensee and Comfort Group, and (ii) Licensor and UK Licensee are able to reach agreement upon the terms and conditions of such access and use arrangement (to be the subject of a separate agreement) and (iii) use of the System is made available to UK Licensee and Comfort Group pursuant to the terms and conditions of such separate agreement, Licensor shall invoice UK Licensee for Licensor's costs (including its overhead expenses and as determined by Licensor acting in good faith) of providing such access and use and of extending the use of the System to UK Licensee and Comfort Group, and UK Licensee shall pay such invoices within thirty (30) days of receipt. Licensor shall have the right to choose to provide such invoices on a monthly or quarterly basis.

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Section 8.  OBLIGATIONS OF UK LICENSEE AND COMFORT GROUP. During the Term of
this Agreement, each of UK Licensee and Comfort Group shall:

         (a) Exercise its best efforts to maximize its sales of the Products within the Territory. The parties hereto acknowledge and agree that UK Licensee and Comfort Group intend to sell both licensed Products as well as to continue to develop and sell unlicensed products during the Term of this Agreement and that the sale of such unlicensed products, whether or not included in the calculation of Royalty Fees, shall not be deemed dilutive of their collective "best efforts" to sell licensed Products.

         (b) Maintain an adequate staff of competent and trained personnel and adequate facilities to fulfill its obligations and responsibilities under this Agreement.

         (c) Use Licensor's Intellectual Property in full compliance with the provisions of Section 14 hereof.

         (d) In connection with its execution of this Agreement, provide to Licensor copies of each of GBR Limited's and UK Licensee's financial statements (audited, if available) for its most recently completed fiscal year, as well as the unaudited financial statements for such parties for the period between the end of such fiscal year and the date hereof.

         (e) Furnish to Licensor the statutorily-required consolidated financial statements for UK Licensee and Comfort Group within ninety (90) days of the end of each of UK Licensee's and Comfort Group's fiscal years and furnish Licensor upon request UK Licensee's and Comfort Group's sales information for the products (including, without limitation, the Products) by customer and product type.

         (f) Provide Licensor with weekly and monthly reports in the formats attached as Exhibit B to this Agreement.

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         (g) In the event that UK Licensee or Comfort Group purchases from
Licensor any inventory of the Products, such purchaser shall arrange for payment for such inventory purchases by irrevocable letter(s) of credit satisfactory to Licensor.

                  The parties hereto hereby agree that, subject to the indemnification provisions of Section 2(c), Comfort Group shall accept the assignment of all employment agreements and employment relationships for all employees of International in its Paris office and shall hire all employees (with the exception of Thierry Civetta) of International's Paris office at the levels of compensation and benefits to which such employees were entitled when such employment relationships were assigned to Comfort Group.

Section 9. PERFORMANCE STANDARDS APPLICABLE TO UK LICENSEE'S AND COMFORT GROUP'S BUSINESS RELATIONSHIP WITH WAL-MART'S EUROPEAN AFFILIATES.

         In recognition of the importance that Licensor places on its customer relationship with Wal-Mart in the United States, the following provisions shall be applicable to UK Licensee's and Comfort Group's customer relationships with Wal-Mart in Germany, and, if initiated in compliance with the provisions of
Section 3(a) of this Agreement, with Wal-Mart in any other European countries:

         (a) Throughout the Term of this Agreement, UK Licensee and Comfort Group shall each, in its customer relationship(s) with Wal-Mart's European affiliates, fully comply with the performance standards applicable to the Wal-Mart customer relationship (which are based upon the performance standards applicable to Licensor in its customer relationship with Wal-Mart in the United States) as set forth on Exhibit A attached hereto and incorporated herein for all purposes. Licensor shall have the right unilaterally to modify Exhibit A by written notice to UK

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Licensee and Comfort Group based upon modifications to the performance standards applicable to Licensor in its customer relationship with Wal-Mart in the United States.

         (b) Licensor shall have, on a quarterly basis during the Term, the right to review the status of the customer relationship between UK Licensee and Wal-Mart's European operations, and Comfort Group and Wal-Mart's European operations, to determine whether UK Licensee and Comfort Group are fully complying with the performance standards referenced in Section 9(a) above. In the event that Licensor, in its sole discretion exercised reasonably, determines that either UK Licensee and/or Comfort Group are not in full compliance with such performance standards, Licensor shall provide the non-complying party with written notice specifying the failure(s) to comply with such performance standards and setting forth a thirty (30) day period within which to cure such failure(s) to comply with such performance standards. In the event that Licensor, in its sole discretion exercised reasonably, determines that (i) UK Licensee or Comfort Group has failed to fully comply with the referenced performance standards during any two calendar years during the Term hereof, or
(ii) UK Licensee's or Comfort Group's actions or omissions respecting its customer relationship with Wal-Mart's European affiliates are likely to cause issues to arise in Licensor's customer relationship with Wal-Mart in the United States, Licensor shall have the right, by providing written notice to UK Licensee and Comfort Group, to terminate UK Licensee's and Comfort Group's rights under this Agreement to sell the Products to any of Wal-Mart's European affiliates. Any such termination shall be effective as of the later of the date of such written notice or the termination effective date, if any, stated in such written notice.

                  In the event that Licensor terminates the rights of UK Licensee and Comfort Group under this Agreement to sell the Products to any of Wal-Mart's European affiliates, UK


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Licensee and Comfort Group shall, during the Term of this Agreement, be prohibited from selling any comfort footwear products (other than the Suede Products sold under trademarks other than those included in the Intellectual Property) to Wal-Mart's European affiliates. Termination of any rights to sell Products to Wal-Mart under this Section 9 shall neither be considered a material breach of this Agreement nor materially affect its remaining terms.

Section 10. SALES PERFORMANCE OBJECTIVES. During each calendar year during the Term hereof, beginning with the 2004 calendar year, UK Licensee and Comfort Group, collectively, shall be obligated to attain the following minimum sales performance objective: the Net Sales of the Products for each such calendar year must be greater than or equal to Two Million Seven Hundred Thousand Dollars ($2,700,000) ("Baseline Sales Amount"). The Baseline Sales Amount represents the amount of sales that is ninety percent (90%) of the approximate amount of total sales of the Products during calendar year 2002. In the event that UK Licensee and Comfort Group collectively fail to attain such sales performance objective in any calendar year during the Term, Licensor shall have the right to recommend actions to be taken by UK Licensee and Comfort Group to prevent a recurrence of the failure to attain such objective. In the event that UK Licensee and Comfort Group collectively fail to attain such sales performance objective for two consecutive calendar years during the Term of this Agreement, Licensor shall have the right, in its sole discretion, to terminate this Agreement pursuant to
Section 15(b) hereof, with such termination having immediate effect as of the date of Licensor's written termination notice.

         In the event that either Licensor or International delivers defective products, or makes late deliveries of products, to customers within the Territory during 2003 and UK Licensee and Comfort Group can demonstrate that such deliveries have resulted in reductions in Net Sales by UK Licensee and/or Comfort Group to the affected customers, the parties hereto agree to


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negotiate in good faith a modified Baseline Sales Amount to apply during the remainder of the Term.

Section 11. COMPENSATION TO LICENSOR. In consideration of the ongoing business transferred, and the rights granted, by Licensor to UK Licensee and Comfort Group under this Agreement, UK Licensee shall pay to Licensor (or, in the case of the One Hundred Thousand Dollars ($100,000.00) payment referenced in Section 11(a)(i) below, to R.G. Barry International, Inc.) the following compensation:

         (a) An initial license and business transfer fee (the "Initial License Fee") in the total amount of Three Hundred Thousand Dollars ($300,000.00) made up of two components: (i) One Hundred Thousand Dollars ($100,000.00) attributable to the transfer of the business in France, as described in Section 2(c) hereof, with such amount due and payable to International on the one hundred fiftieth (150th) day after the Effective Date hereof; and (ii) Two Hundred Thousand Dollars ($200,000.00) attributable to the transfer hereunder of the business located outside of France, with such amount due and payable to Licensor in two payments - the first payment of One Hundred Thousand Dollars ($100,000.00) on the date of UK Licensee's execution of this Agreement and the second payment of One Hundred Thousand Dollars ($100,000.00) on the three hundred thirtieth (330th) day after the Effective Date hereof. The Initial License Fee shall be fully earned upon execution of this Agreement. All amounts and payments of the Initial License Fee shall be paid by UK Licensee to Licensor (or, in the case of the One Hundred Thousand Dollars ($100,000.00) payment referenced in Section 11(a)(i) above, to R.G. Barry International, Inc.) by bank or certified check or by electronic funds transfer.

         (b) For the period commencing on June 1, 2003 and ending on May 31, 2004 (the "First Royalty Year"), UK Licensee shall pay to Licensor a royalty fee (the "Royalty Fee") equal to the greater of (i) One Hundred Twenty Thousand Dollars ($120,000.00), or (ii) Five Percent (5.00%) of Net Sales (as defined in Section 3(d) hereof) during such First Royalty Year. The Royalty Fee for such First Royalty Year shall be paid by UK Licensee in the form of four quarterly payments in the amount of Thirty Thousand Dollars ($30,000.00) each. For purposes of this Section 11(b) and for Section 11(c) and (d) hereof, applicable quarterly periods shall be June through August, September through November, December through February, and March through May. On or before June 30, 2004, UK Licensee shall make a determination of, and shall report to Licensor in writing, the amount of Net Sales for the First Royalty Year and the date of such determination. The currency exchange rates to be used in any such determination shall be the rates published in The Wall Street Journal for the day prior to the date of such determination. The parties hereto agree that, in making such determination, the Net Sales of Comfort Group shall be converted from Euros to U.S. Dollars, and the Net Sales of UK Licensee shall be converted from British pounds to U.S. Dollars. If a Five Percent (5.00%) share of Net Sales for such First Royalty Year is in an amount greater than One Hundred Twenty Thousand Dollars ($120,000.00), then UK Licensee shall be obligated to make an immediate additional Royalty Fee payment for such just-completed First Royalty Year in the amount of the difference between the Five Percent (5.00%) share of Net Sales and One Hundred Twenty Thousand Dollars ($120,000.00).

         (c) For each of the periods of June 1, 2004 through May 31, 2005 (the "Second Royalty Year"), June 1, 2005 through May 31, 2006 (the "Third Royalty Year"), June 1, 2006 through May 31, 2007 (the "Fourth Royalty Year"), and June 1, 2007 through May 31, 2008 (the "Fifth Royalty Year") (each a "Royalty Year"), UK Licensee shall pay to Licensor a Royalty Fee equal to the greater of (i) One Hundred Twenty Thousand Dollars ($120,000.00), or (ii) Eight

Percent (8.00%) of Net Sales during such period as defined. The Royalty Fee for each such Royalty Year shall be paid by UK Licensee in the form of four quarterly payments in the amount of Thirty Thousand Dollars ($30,000.00) each. On or before June 30th following the end of each such Royalty Year, UK Licensee shall make a determination of, and shall report to Licensor in writing, the amount of Net Sales for such period as defined and the date of such determination. The parties hereto agree that, in making such determination, the Net Sales of Comfort Group shall be converted from Euros to U.S. Dollars, and the Net Sales of UK Licensee shall be converted from British pounds to U.S. Dollars. The currency exchange rates to be used in any such determination shall be the rates published in The Wall Street Journal for the day prior to the date of such determination. If an Eight Percent (8.00%) share of Net Sales for such Royalty Year is in an amount greater than One Hundred Twenty Thousand Dollars ($120,000.00), then UK Licensee shall be obligated to make an immediate additional Royalty Fee payment from such just completed Royalty Year in the amount of the difference between the Eight Percent (8.00%) share of Net Sales and One Hundred Twenty Thousand Dollars ($120,000.00).

         (d) Commencing at such time as UK Licensee has made Royalty Fee payments to Licensor totaling Six Hundred Thousand Dollars ($600,000.00) or more and continuing until the effective date of the termination or expiration of this Agreement, the applicable Royalty Fee shall be Eight Percent (8.00%) of Net Sales, and such Royalty Fee shall be paid by UK Licensee to Licensor on a quarterly basis, in arrears, within thirty (30) days of the end of each calendar quarter.

         (e) Any payments required to be made hereunder which are not made in finally collectable funds by the due date thereof shall bear interest from such due date through the date that payment is made at an interest rate equal to 1.5% per month.

         (f) UK Licensee and Comfort Group shall keep complete and accurate books and records with respect to Net Sales of all Products. Licensor shall have the right, through its accountants, to inspect UK Licensee's and Comfort Group's books and records relating to the subject matter of this Agreement at any time, upon reasonable advance notice to UK Licensee and Comfort Group and during UK Licensee's and Comfort Group's regular business hours and to make copies of any of such books and records, provided that not more than one such inspection shall be initiated by Licensor within any period of twelve (12) months during the Term. To the extent that such an inspection discloses an underpayment of Royalty Fees of five percent (5%) or greater, UK Licensee shall bear all of the costs of such inspection.

         (g) UK Licensee and Comfort Group shall be responsible for payment of any taxes imposed by local governmental tax authorities in the jurisdictions in which UK Licensee and/or Comfort Group are doing business respecting the payment of compensation by UK Licensee and/or Comfort Group to Licensor or International hereunder.

Section 12. ADVERTISING SUPPORT OF BARRY COMFORT PRODUCT LINE IN FRANCE.

         Licensor and Comfort Group intend to carry out an advertising campaign in support of the Barry Comfort Product Line in France (the "Barry Comfort Campaign"), pursuant to the provisions of this Section 12. Licensor shall have the right to select any advertising agencies to be used in connection with the Barry Comfort Campaign. Further, Licensor shall have final approval/disapproval rights respecting all advertising, all use of licensed Intellectual Property in connection with Product advertising and all Product packaging, whether or not related to the Barry Comfort Campaign. Either of Comfort Group (or UK Licensee) shall be the contracting party with any advertising agencies and any other suppliers related to the Barry Comfort Campaign and shall be fully responsible for all payments to such agencies and other parties related to the Barry Comfort Campaign.

         During calendar year 2003, Comfort Group (and/or UK Licensee) shall expend a total of One Hundred Fifty Thousand Dollars ($150,000) on the Barry Comfort Campaign, and Licensor shall be obligated to reimburse Comfort Group (and/or UK Licensee), for Comfort Group's (and/or UK Licensee's) documented expenses (with such documentation meeting Licensor's requirements) attributable to the 2003 Barry Comfort Campaign in an amount of Seventy-Five Thousand ($75,000). All reimbursements referenced in this Section 12 shall be paid by Licensor within fourteen (14) days of Licensor's receipt from UK Licensee and Comfort Group of complete documentation of expenses meeting its requirements.

         Prior to each of the subsequent years during the Term of this Agreement, Comfort Group (and/or UK Licensee) shall determine a projected amount of Net Sales within France for the upcoming year ("Projected Net Sales")and shall be obligated to spend for the Barry Comfort Campaign in France, at a minimum, Twelve Percent (12%) of such Projected Net Sales within France, not to exceed Three Hundred Fifty Thousand Dollars ($350,000) annually, and, provided that Comfort Group (and/or UK Licensee) fully performs its obligations under this Section 12, Licensor shall be obligated, on an annual basis during the Term, to reimburse Comfort Group (and/or UK Licensee), for one half (1/2) of Comfort Group's (and/or UK Licensee's) documented actual expenses (with such documentation meeting Licensor's requirements) attributable to the Barry Comfort Campaign in France, in an amount not to exceed One Hundred Seventy-Five Thousand ($175,000) annually. (For example, if Comfort Group's Barry Comfort Campaign advertising expenditure based on Projected Net Sales within France during 2004 is Three Hundred Thousand Dollars ($300,000), upon its receipt of the required documentation of such expenditures, Licensor shall reimburse Comfort Group in the amount of One Hundred Fifty Thousand Dollars ($150,000)).

         Either Licensor or Comfort Group shall have the option to fund additional expenditures on advertising for the Barry Comfort Campaign in France, but neither party shall be entitled to reimbursement without the written agreement of the other party.

Section 13. CONFIDENTIALITY.

         (a) Each of Licensor, UK Licensee and Comfort Group agrees that it will not disclose Confidential Information (as defined below) belonging to the other party to any third person, except as is required to effect the intent of this Agreement, by court order or by applicable law, and that it will use its best efforts to cause all of its officers, employees, owners, affiliates and representatives not to disclose Confidential Information to any third person.

         (b) As used herein, "Confidential Information" means any and all proprietary or non-public information of either party hereto or of any affiliate of either party hereto including, without limitation, the following: any and all trade secrets, manufacturing processes and techniques, product designs, pricing, price lists, financial plans and product plans, marketing strategies and techniques, processes, inventions, computer programs, engineering or technical data, drawings or designs or any other confidential or proprietary information. "Confidential Information" does not include information which (i) is in the public domain through no fault of the receiving party; (ii) is already known to a party at the time of its receipt from another party; (iii) subsequently is disclosed to a party by a third party without violation of any obligation by said third party to any party; or (iv) which a party develops on its own without the use or assistance of the other's Confidential Information.

         (c) Each of the parties hereto acknowledges and agrees that its obligations under this Section 13 are of special and unique character which give them a peculiar value to the other party hereto and that the party to which any Confidential Information belongs would suffer immediate and irreparable harm to its goodwill and business which would not be compensable by damages alone in the event that the other party hereto repudiates or breaches the provisions of this
Section 13 or threatens or attempts to do so. Each of the parties hereto therefore expressly agrees, that, in addition to any other rights or remedies which such party may have at law or in equity or by reason of this or any other agreement, such party shall be entitled to obtain a temporary, preliminary and/or permanent injunction in order to prevent or restrain any such breach by the other party hereto or any agent, representative, employee and/or any other person acting directly or indirectly, in concert or in participation with such other party, and no party hereto shall be required to post a bond as a condition for the granting of such relief.

Section 14: INTELLECTUAL PROPERTY

         (a) Grant and Territory (UK Licensee). Subject to the terms and conditions of this Agreement, Licensor hereby grants to UK Licensee a royalty-based, non-exclusive right, permission and privilege to use in the United Kingdom and the Republic of Ireland: (1) the Intellectual Property listed in Exhibit D, which is attached hereto and incorporated herein as if fully rewritten, together with all common law marks, any unpatented and/or unregistered design rights, and trade dress owned by Licensor, and the goodwill associated with and ancillary to said marks, design rights, and trade dress (collectively, the "Intellectual Property"); and (2) the name "Barry" in its trade name in the United Kingdom and the Republic of Ireland.

         (b) Grant and Territory (Comfort Group). Subject to the terms and conditions of this Agreement, Licensor hereby grants to Comfort Group a royalty-based, non-exclusive right, permission and privilege to use within the portions of the Territory other than the United Kingdom and the Republic of Ireland: (1) the Intellectual Property listed in Exhibit D, together with all common law marks, any unpatented and/or unregistered design rights, and trade dress owned by Licensor, and the goodwill associated with and ancillary to said marks, design rights and trade dress (collectively, the "Intellectual Property"); and (2) the name "Barry" in its trade name within the portions of the Territory other than the United Kingdom and the Republic of Ireland.

         (c) Licensor's Use of Its Intellectual Property. Except as limited by the provisions of Section 6 hereof, Licensor retains the right to use the Intellectual Property within and outside the Territory, and UK Licensee and Comfort Group recognize and acknowledge such right.

         (d) Use of Intellectual Property by UK Licensee and Comfort Group. UK Licensee and Comfort Group are licensed to use the Intellectual Property only in their respective parts of the Territory and only in accordance with the terms and conditions contained herein. UK Licensee and Comfort Group shall use the Intellectual Property only in connection with the advertising, marketing, manufacturing, importation, sale, exportation and servicing of the Products and subject to quality control guidelines as set forth herein and as may be promulgated from time to time by Licensor. All use of the Intellectual Property by UK Licensee and Comfort Group shall inure to the benefit of Licensor, and each of UK Licensee and Comfort Group hereby disclaims any rights to any of the Intellectual Property other than the rights licensed hereunder. Any use by UK Licensee and/or Comfort Group of any of the Intellectual Property in any manner other than as licensed or permitted hereunder shall constitute a material breach of this Agreement.

                  Licensor warrants and represents to UK Licensee and Comfort Group that it has no knowledge of any infringements of the intellectual property rights of third parties that will result from the use within the Territory as contemplated hereunder by UK Licensee and Comfort Group of the Intellectual Property licensed hereunder. In the event that UK Licensee and/or Comfort Group become aware of infringement(s) by any third party within the Territory of any of the Intellectual Property, UK Licensee and Comfort Group (i) shall promptly notify Licensor in writing of same, and (ii) shall not assert the rights licensed hereunder against such third party without the prior written consent of Licensor.

         (e) Quality of Facilities. UK Licensee and Comfort Group shall use their best efforts, skill and diligence in the operation of their respective buying offices and distribution facilities ("Facilities"), and shall regulate their respective employees so that they will be courteous and helpful to the public. UK Licensee and Comfort Group shall operate their respective Facilities in accordance with all laws and reasonable business standards and provide a standard of service not less than that standard of quality as has been customary for said services.

         (f) Quality of Products. UK Licensee and Comfort Group shall use their best efforts, skill and diligence to insure that the quality of all of the Products manufactured and/or sold by them which incorporate the Intellectual Property is not less than the standard of quality as has been customary for such Products. Licensor shall have the right, with reasonable advance notice to UK Licensee and Comfort Group, to inspect the quality of the Products.

         (g) Limitation on Licenses. Nothing herein shall constitute a license to UK Licensee or to Comfort Group to use Licensor's Intellectual Property Rights except in connection with UK Licensee's or Comfort Group's manufacture, use and sale of the Products as contemplated under this Agreement.

         (h) Requirement of Licensor's Consent. Notwithstanding the foregoing, UK Licensee and Comfort Group shall obtain Licensor's prior written consent to the form and manner of their proposed uses of Licensor's trademarks and trade names in all materials in connection with the sale of the Products.

Section 15. TERMINATION. In addition to any other right as provided herein, this Agreement may be terminated as follows:

         (a) By any party if (i) any other party shall commence any case, proceeding or other action under the any existing or future law of any country or other jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to such non-terminating party, or seeking to adjudicate such non-terminating party a bankruptcy or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief for such non-terminating party or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for such non-terminating party or for all or any substantial part of its assets, or such non-terminating party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such non-terminating party any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against such non-terminating party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of such party's assets which result in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty
(60) days from the entry thereof; or (iv) such non-terminating party shall take action in furtherance to or indicating such party's consent to, approval of or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above, or (v) such non-terminating party shall generally not, or shall admit in writing its inability to, pay its debts as the same become due and payable.

         (b) By Licensor upon ten (10) days' prior written notice, in the event of a material breach of this Agreement by UK Licensee, Comfort Group or GBR Limited, which breach shall not have been corrected within sixty (60) days after written notice thereof by Licensor to UK Licensee, Comfort Group or GBR Limited.

         (c) By UK Licensee and/or Comfort Group upon ten (10) days' prior written notice, in the event of a material breach of this Agreement by Licensor, which breach shall not have been corrected within sixty (60) days after written notice thereof by UK Licensee and/or Comfort Group to Licensor.

         Upon any termination of this Agreement, each party immediately shall return to the other parties all proprietary property and/or Confidential Information of such other parties, including, without limitation, product specifications, product samples and product design materials. Further, each party hereto shall pay in full all amounts owed to each other party hereunder. In the event that (1) this Agreement expires by its terms, or (2) this Agreement is terminated by Licensor for any of the reasons set forth in Section 15(a) or
Section 15(b), or (3) UK Licensee and/or Comfort Group seek to terminate this Agreement at any time at which Licensor has the right to terminate this Agreement pursuant to Section 15(a) or Section 15(b) above, and such expiration or termination is effective prior to the payment by UK Licensee to Licensor of at least Six Hundred Thousand Dollars ($600,000) in Royalty Fees, UK Licensee shall, upon the effective date of such expiration or termination, pay to Licensor the difference between $600,000 and the total amount of Royalty Fees paid to date by UK Licensee to Licensor.

                  However, in the event that this Agreement is properly terminated by UK Licensee and/or Comfort Group as provided under Section 15(c), Licensor shall be entitled to all Royalty Fees payable upon (i) Net Sales computed as of the effective date of such termination, and (ii) all Royalty Fees payable upon Net Sales of Products displaying any of the Intellectual Property, regardless of the date of such sales; provided, however, that the provisions of this paragraph shall be effective in lieu of any provisions respecting, and regardless of, whether or not the total amount of Royalty Fees paid to Licensor has reached Six Hundred Thousand Dollars ($600,000.00) as of the effective date of such termination.

                  Upon the effective date of any expiration or termination of this Agreement, UK Licensee and Comfort Group shall immediately cease the submission of orders to manufacturers/suppliers for Products and or packaging bearing any trademarks included in the Intellectual Property. UK Licensee and Comfort Group shall be permitted during the period of nine (9) months following the effective date of any termination or expiration of this Agreement to complete the sale of any inventory of Products and/or packaging bearing any trademarks included in the Intellectual Property.

                  The parties acknowledge and agree that, regardless of the cause for termination of this Agreement, UK Licensee and Comfort Group shall be entitled to continue the manufacture and sale of unlicensed products which may have been included in the Royalty Fee calculation of Net Sales. Licensor's receipt of Royalty Fees paid by UK Licensee and Comfort Group on those unlicensed products included within the calculations of Net Sales shall be deemed a fully paid up license on the effective date of such termination and, as such, after the effective date of such termination, Licensor shall not interfere with the continued sale of the same, with no additional Royalty Fees being payable on the sale of any such unlicensed products.

Section 16. OBLIGATIONS AFTER TERMINATION OR EXPIRATION; SURVIVAL OF PROVISIONS
            AFTER TERMINATION OR EXPIRATION.

         Upon the termination or expiration of this Agreement,

         (a) UK Licensee and Comfort Group shall immediately cease using, in any manner whatsoever, Licensor's trademarks and service marks, unless otherwise agreed in writing.

         (b) To the extent that Licensor has, during the Term hereof, granted either to UK Licensee or Comfort Group rights to use any relevant patents or design registrations solely owned by Licensor, UK Licensee and/or Comfort Group shall immediately cease use of the subject matter of such patents and design registrations, unless otherwise agreed in writing.

         (c) To the extent that Licensor and UK Licensee have, during the Term hereof, cooperated in the development of any product designs or manufacturing processes, each of the parties shall jointly own such rights and may independently use such jointly-owned designs, whether or not patented or registered, without accounting to the other. It is contemplated by the parties hereto that, prior to beginning work on any jointly-developed designs, the parties will execute a joint development agreement reflecting the provisions of their agreement and the ownership of any resulting intellectual property.

         (d) Any know-how, jointly developed designs, customer and supplier lists, and unlicensed product designs which have been shared among the parties during the Term hereof and which is not the subject of a patent covering the Territory, may be used by any party hereto for any purpose after the effective date of the expiration or termination of this Agreement, without accounting to the other party.

         (e) UK Licensee and Comfort Group shall immediately cease to use any Trade Dress used by UK Licensee and/or Comfort Group in connection with any of the Intellectual Property, unless otherwise agreed in writing. As used herein, "Trade Dress" shall be defined as product packaging and shall not include any product configuration rights.

         (f) The parties each acknowledge that it is a common practice among those involved in the comfort footwear trade to design products which are either identical or which embody significant features of a competing product. Thus, it is agreed that UK Licensee and Comfort Group may offer such products under a private label and shall be permitted to continue to sell the same following termination or expiration of this Agreement without accounting to or experiencing interference from Licensor.

         The provisions of Sections 2(c) and 2(e), 8, 9, 11, 12, 13, 14, 15, 16,
17, 19, 21, 26, 27 and 28 hereof shall survive any termination or expiration of this Agreement.

Section 17. DISPUTE RESOLUTION.

         (a)      Negotiation Procedure.

                  (i) Agreement to Use Procedure. The parties have reached this Agreement in good faith and in the belief that it is mutually advantageous to them. In the same spirit of cooperation, they pledge to try to resolve any dispute without litigation or arbitration. They agree that, if any dispute arises between them, before beginning any legal action to interpret or enforce this Agreement, they will first follow the procedures described in this Section 17(a). Good faith participation in these procedures to the greatest extent reasonably possible, despite lack of cooperation by one or more of the other parties, is a precondition to maintaining any legal action or arbitration to interpret or enforce this Agreement.

                  (ii) Initiation of Procedures. The party that initiates these procedures ("Initiating Party") must give written notice to the other party, describing in general terms the nature of the dispute, specifying the Initiating Party's claim for relief, and identifying one or more people with authority to settle the dispute for it. Such notice may take the form of a "Notice to Cure Default." The party receiving the notice ("Responding Party") has ten (10) days within which to designate by written notice to the Initiating Party one or more people with authority to settle the dispute on the Responding Party's behalf. These people are called the "Authorized Representatives."

                  (iii) Direct Negotiations. The Authorized Representatives may investigate the dispute as they consider appropriate, but agree to meet in person, by prearranged teleconference, or by videoconference within fourteen
(14) days from the date of the Initiating Party's written notice to discuss resolution of the dispute. The Authorized Representatives may meet at any times and places and as often as they agree.

                  (iv) Failure to Resolve Dispute. If the dispute has not been resolved within thirty (30) days after the initial meeting, either party may initiate arbitration, as provided below.

         (b) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, which dispute has not been resolved within thirty (30) days of the initial meeting, telephone conference or videoconference referenced in Section 17(a)(iii) above, shall be fully and finally settled by binding arbitration before a single arbitrator in Columbus, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties or their property. The arbitrator shall be selected according to the Rules and shall be compensated for his or her services during the arbitration at his or her customary hourly rate, as well as receiving reimbursement for his or her reasonable expenses. The parties shall have the right to the broadest investigation of the facts surrounding the dispute (i.e., "pretrial discovery") as is then permitted by the laws and judicial rules of the State of Ohio, provided that any dispute between the parties relating to such investigation shall be submitted to the arbitrator for resolution. Each party shall have the right to obtain interim injunctions and orders from the arbitrator or from the Franklin County Court of Common Pleas, without prejudice to the right of either party to demand arbitration in accordance herewith. Within thirty (30) days following the conclusion of arbitral hearings, the arbitrator shall issue a written decision, including, without limitation, any order(s) and award, stating the arbitrator's reasons for the decision. The decision and award of the arbitrator shall be conclusive and binding upon all parties thereto, and judgment upon the award, including any partial, temporary or interim award, may be entered in the Franklin County Court of Common Pleas. Each of the parties hereto (a) acknowledges and agrees that any arbitration decision, order(s) and/or award shall be binding and conclusive upon them, their principals, successors, assigns and affiliates, and may be enforced against either or both of them in the Franklin County Court of Common Pleas; (b) hereby submits to the jurisdiction of such Court respecting the enforcement of the arbitration decision, order(s) and/or award; and (c) hereby waives any right to contest, and hereby agrees not to contest, the validity or enforceability of such award. Any monetary damages included in the award shall bear post-award interest at rates determined by the arbitrator to be appropriate and enforceable. Damages and interest shall be awarded in U.S. dollars. All fees and expenses of the arbitration, including, without limitation, the fees and expenses of the arbitrator, shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentations.

                  This arbitration provision shall not apply to any actions available under local law seeking injunctive relief with regard to the use of trademarks owned by Licensor and licensed hereunder. Any action seeking injunctive or similar extraordinary relief with respect to such trademarks may be brought by Licensor in any court having jurisdiction hereof.

Section 18. FORCE MAJEURE. No party shall be liable in damages or otherwise for any delay or default in performing any obligation under this Agreement provided such delay or default is caused by force majeure, such as war or insurrection, terrorist act(s), strikes, fires, floods, earthquakes, work stoppages, embargoes, or act of refusals to act on the part of governments or for other such reasons beyond the control of said party. The party whose performance of any obligation is directly affected or who has reason to believe such performance may be affected by reason of force majeure causes shall as promptly as possible given notice thereof to the other parties and shall also, within ten
(10) days thereafter, give written notice of the particulars of the event, including supporting documents if available. The party so affected shall also take responsible steps to resume performance hereunder with the least possible delay.

                  In the event that this Agreement is terminated as a result of a default by either UK Licensee and/or Comfort Group solely as a result of a force majeure, Licensor shall be entitled to (i) all Royalty Fees payable upon Net Sales computed as of the effective date of such termination, and (ii) all Royalty Fees payable upon Net Sales of Products displaying any of the Intellectual Property, regardless of the date of such sales; provided, however, that the provisions of this paragraph shall be effective in lieu of any provisions respecting, and regardless of, whether or not the total amount of Royalty Fees paid to Licensor has reached Six Hundred Thousand Dollars ($600,000.00) as of the effective date of such termination.

Section 19. NOTICES. Any notice or other communication required or desired to be given hereunder shall be in writing and delivered by personal delivery, by certified mail (postage prepaid) or by facsimile transmission to the party to which it is given at the address set forth below or such other address as shall be substituted and communicated by notice to the other party. Notice shall be deemed effective on the earlier of (i) receipt; (ii) in the case of certified mail on the third business day after mailing; and (iii) in the case of facsimile transmission, on the first business day after sending. The notice addresses of the respective parties are as follows:

         If to UK Licensee or:      Barry (G.B.R.) Limited
         Comfort Group              Lockhill Factory
                                    162 High Street
                                    Somerset, England BA160NG
                                    Fax Number: 44 (0) 1458 446535

         If to Licensor:            R.G. Barry Corporation
                                    13405 Yarmouth Road, N.W.
                                    Pickerington, Ohio 43147
                                    Attention: Senior Vice President - Finance
                                               and Chief Financial Officer

                                    Fax Number: 614/860-8112

Section 20. ASSIGNMENT. No party hereto shall assign this Agreement, or any rights provided hereunder, without the prior written consent of each of the other parties, which consent shall not be unreasonably delayed or withheld, and any assignment made without the written consent of the other parties shall be null and void; provided, however, that Licensor shall have the right (a) to assign this Agreement to any corporate affiliate of Licensor (as long as Licensor continues to be liable for performance of its obligations hereunder, in the event that the assignee fails to perform), and (b) after the two hundred seventieth (270th) day after the Effective Date of this Agreement, to assign this Agreement to any business entity unaffiliated with Licensor acquiring substantially all the business and assets of Licensor. In the event that Licensor so assigns this Agreement, Licensor shall promptly provide written notice to UK Licensee of such assignment.



Section 21. GOVERNING LAW. This Agreement shall be governed in all respects by and interpreted in accordance with the laws of the United States and the State of Ohio applicable to contracts entered into and wholly performed within said State, irrespective of any choice of law rules to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall have no application to this Agreement or actions hereunder or contemplated hereby.

Section 22. INTEGRATION. This Agreement, together with the exhibits attached, constitutes the entire and whole Agreement among the parties and supersedes any prior agreements or understandings.

Section 23. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect (except due to force majeure or default of this Agreement), the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall in the first instance seek to replace as far as possible such invalid, illegal or enforceable provision with a valid, legal or enforceable provision and agree to amend the Agreement to restore as far as possible the pre-existing economic balance among the parties.

Section 24. NON-WAIVER OF RIGHTS. Failure of any party to enforce or exercise any rights hereunder shall in no way be considered to be a waiver of such rights, nor shall it preclude or prejudice such party from later enforcing or exercising the same rights.

Section 25. AMENDMENTS. No amendment or modification to this Agreement shall be effective unless it is made in writing and signed by each of the parties.


Section 26. DAMAGES LIMITATIONS. In no event shall any party hereto be liable under this Agreement to any other party for exemplary, consequential or incidental damages.

Section 27. U.S. DOLLARS. All references in this Agreement to dollars or any use of the symbol "$" refers to United States dollars. All payments to be made under this Agreement shall be made in United States dollars.

Section 28. OTHER. This Agreement shall inure to the benefit of and be binding upon each of the parties, their respective successors, assigns, heirs, executors, administrators and legal representatives.



IN WITNESS WHEREOF, each of
the parties has caused this Agreement to be executed by its duly authorized representative to be effective as of the Effective Date.


UK LICENSEE:                            LICENSOR:
BARRY (G.B.R.) LIMITED                  R.G. BARRY CORPORATION


By:   /s/ B J Malone                    By:  /s/ Daniel D. Viren
      -------------------------              ---------------------

Its:  Director                          Its: Senior Vice President-Finance, CFO
      -------------------------              ----------------------------------

Date: 20th January 2003                 Date: January 7, 2003
      -------------------------               ---------------



GBR LIMITED                             INTERNATIONAL: R.G. BARRY
                                          INTERNATIONAL, INC.

By:   /s/ Robert D Malone               By:  /s/ Daniel D. Viren
      --------------------------             -----------------------
Its:  Director                          Its: Senior Vice President-Finance, CFO
      --------------------------             ----------------------------------
Date: 20th March 2003                   Date: January 7, 2003
      --------------------------              ----------------


COMFORT GROUP, S.A.R.L.

By: /s/ B J Malone
   ---------------------------
Its:
     -------------------------
Date: 20th March 2003
     -------------------------